CoinShares XRP ETF S-1/A

Exhibit 10.8

FRAMEWORK AGREEMENT

for the Design, Calculation, Dissemination, Maintenance and Administration of Customised Indices and Benchmark Indices

This framework agreement for the design, calculation, dissemination, maintenance and administration of customised indices and benchmark indices (hereafter the “Framework Agreement”) is entered into on August 20th, 2019 (hereafter the “Effective Date”)

between

COMPASS FINANCIAL TECHNOLOGIES SA, a public limited company (société anonyme) organised under the laws of Switzerland, with a registered capital of CHF 105,264 whose registered office is Chemin de Mornex 6, 1003 Lausanne, SWITZERLAND, registered under number CHE-241.964.304 with the Vaud Commercial Register, hereafter referred to as “Compass”

and

COINSHARES (HOLDINGS) LIMITED, a limited company, whose registered office is at 3rd Floor, 2 Hill Street, St Helier Jersey JE2 4UA, Jersey, hereafter referred to as the “Client”)

(Compass and Client are each a “Party” and jointly the “Parties”)

***

PREAMBLE

1)	Compass has developed an expertise in creating, calculating, computing, publishing, maintaining, administering and promoting financial indices.

2)	Client has developed an expertise in cryptoassets and has an expertise in creating, structuring and maintaining financial indices.

3)	Client wishes Compass to provide services to it in relation to Client’s proprietary indices.

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the Parties agree as follows:

ARTICLE 1.	SUBJECT OF THE FRAMEWORK AGREEMENT

1.1	Purpose and Content

1.1.1	Purpose

The purpose of this Framework Agreement is to set out the generally applicable terms and conditions under which Compass shall perform any of the following services:

1.	Index design;

2.	Index calculation;

3.	Index dissemination;

4.	Index maintenance and

5.	Index administration,

in respect of customized indices and benchmark indices (hereinafter also referred to as the “Services”), as well as Client’s use of these Services, including in particular use of the Services as the basis of or as a benchmark for Investment Products.

1.1.2	Content

This Framework Agreement therefore forms the basis for all contracts to be concluded by the Parties in this connection.

1.2	Components

1.2.1	Schedules

Based on this Framework Agreement, the Parties may conclude addenda for the provision of Services. These addenda to this Framework Agreement are referred to herein as “Schedules”. Each Schedule fully describes the concept, terms and conditions specific to the relevant Service. A new Schedule will be added for each new Service and/or Index. Each Schedule shall be read in conjunction with the Framework Agreement. Each Schedule supplements and forms part of the Framework Agreement.

1.2.2	Requirement Worksheet

The Parties agree to use the template in Annex 1 to this Framework Agreement when entering into Schedules.

1.2.3	Precedence

The Schedules set out the arrangements applicable in relation to an Index in addition to the provisions of this Framework Agreement (incl. annexes). In the event of any discrepancy between the terms of a Schedule and those of the Framework Agreement, the provisions of the Schedule shall prevail.

1.3	Main Obligations of Compass

1.3.1	Performance of Services

Compass undertakes to carry out the specific Services that are described in detail in the relevant Schedule.

1.3.2	Specifics

The Schedules contain details of the individual Services to be provided, including a detailed description and specification of the studies that are to be carried out and the indices to be calculated and/or administered by Compass and the timelines, schedules, Charges, etc.

1.4	Main Obligations of Client

In compensation for the Services rendered in accordance with the Framework Agreement and Schedule, Client shall pay a fee to Compass as determined in the relevant Schedule.

ARTICLE 2.	GENERAL PROVISIONS OF THE FRAMEWORK AGREEMENT

2.1	Definitions

“Affiliate” means an entity that directly or indirectly (i) controls a Party, or (ii) is controlled by a Party, or (iii) is under common control with a Party. In this context an entity is deemed to “control” if it holds the direct or indirect ownership of at least 50% of the outstanding equity of the controlled entity and/or has the right, either directly or indirectly, to appoint a majority of the members of the Executive Board or Board of Directors.

“Charges” means the amounts payable by Client to Compass as set forth in this Framework Agreement and the Schedules.

“Distribution Agent” shall mean a gateway provider such as Bloomberg, Reuters or such other third-party distribution agent as determined in the relevant Schedule.

“End-of-Day Data” means data that are distributed after the close of trading on the primary exchange on which the index constituents included in the Index are listed, which data are derived from data as of such close of trading.

“Index” means the index as further described in a Schedule (and/or its Annexes) hereto.

“Index Composition” means the list of Index Constituents selected by the application of a defined set of rules and criteria developed by Compass and/or Client for which data is to be collected.

“Index Constituents” means the individual securities, currencies, bonds, obligations, equities, futures or other financial instruments that are included in the Index as at the relevant calculation date.

“Index Data” means the Index Data Elements and any other data listed on a Schedule that may be provided by Compass to Client in connection herewith.

“Index Data Elements” means, with respect to an Index, e.g. on a price-return basis for example (i) the Index time/date message stamp, (ii) Index symbol, (iii) last Index, (iv) Index close level, (v) Index net change, (vi) Index net % change, (vii) Index day open, (viii) Index day high and (ix) Index day low.

“Index Methodology” means, with respect to an Index, the rules-based methodology used to compile and calculate the relevant Index, as described in the relevant Schedule.

“Index Rules” means the rules governing the relevant Index, as may be amended, supplemented or superseded from time to time.

“Intellectual Property” means any and all intellectual and industrial property rights, protected or arising under the laws of any jurisdiction, including without limitation all intellectual or industrial property rights in any of the following: (i) trademarks; (ii) patents, invention disclosures and inventions; (iii) works of authorship (including any registrations or applications for registration of copyrights); (iv) trade secrets, know-how and confidential information; (v) sui generis database rights; and (vi) software.

“Investment Products” means any financial products (including, without limitation, over-the-counter derivatives (including, but not limited to, options, swaps), privately-placed debt, public debt, bonds, notes, warrants, participation certificates, listed options and futures, exchange-traded funds (ETFs), exchange-traded products (ETPs), mutual funds, insurance products) (i) the performance of which references or predominantly reflects the performance of the Index and (ii) structured, entered into and/or issued (a) by Client or its Affiliates and/or (b), as the case may be, a licensee of Client pursuant to an agreement with or permission from Client.

“Law” means any domestic or foreign law, rule, regulation, declaration, decree, legislative enactment, order, ordinance, or other similar binding requirement, as amended from time to time, of any governmental, quasi-governmental, regulatory, judicial, or administrative authority or self-regulatory organization.

“Real-Time Data” mean data that are distributed immediately after collection.

“Source” means third parties who provide Third Party Data.

“Third Party Data” means any static data, pricing or other market data included in the Index Data or required by Compass to perform the Services.

2.2	Performance Obligations of Compass

All of the following services are described in general terms and are further specified in the relevant Schedule(s).

2.2.1	Index Design Services

Compass shall provide to Client Index design services comprising advice in relation to the Index Methodology and to the Index manual, in particular to ensure compliance with Regulation EU 2016/1011 of the European Parliament and of the Council of June 8, 2016 (hereinafter also referred to as the “BMR”).

2.2.2	calculation and dissemination of the index

Compass shall provide to Client, either directly or through mandated third parties, at the times and frequencies set forth in the respective Schedule (and/or its Annexes):

(a)	End-of-Day Data with respect to the Index Data listed in a respective Schedule. Such data shall be delivered by Compass via the delivery mechanism agreed in the respective Schedule.

(b)	Real-Time Data with respect to the Index Data Elements for the Index. Such data shall be provided by Compass to the Distribution Agent in regular intervals during official trading hours on the relevant exchange (assuming there has been a change in the Index during such interval). Client acknowledges and agrees that the timeframe for distributing Real-Time Data is an operational guideline and that failure to achieve performance within such timeframe shall not constitute a breach of the respective Schedule or of this Framework Agreement, except in case of gross negligence or willful misconduct by Compass.

2.2.3	Maintenance Services

Compass shall maintain the Index by:

(a)	Taking into account, when calculating the Index Data Elements, the effects of event information concerning the then-current components of the Index, as such events are reported from time to time;

(b)	Adjusting the Index as applicable in accordance with the rules set forth in the respective Index Methodology; and

(c)	Correcting any errors in Index calculation that are brought to Compass’s attention as soon as reasonably possible after receipt of notice thereof consistent with Compass’s then-current data correction policy, it being understood that Compass’ liability under this Agreement in relation to such errors shall be limited to its duty of maintenance under this Section 2.2.3 (c).

2.2.4	Administration Services

Compass shall provide administration services in relation to the Index comprising the control and oversight of the provision of the Index, the setting up of governance arrangements including without limitation committees in relation to the Index, the taking of adequate steps to identify, prevent and manage conflicts of interests, the organization of Third Party Data from reliable and representative or sample of contributors, the development of a code of conduct specifying contributors’ responsibilities with respect to the contribution of Third Party Data and the setting up of procedures for receiving, investigating and retaining records concerning complaints.

All such administration services shall be rendered so as to comply with the requirements of BMR and to receive an authorization from the French regulatory body Autorite des Marchés Financiers (hereinafter referred to as “AMF”). Client accepts and acknowledges that Compass shall organize the governance and oversight of the Index in such a manner as shall be required to receive such authorization.

2.3	Performance Obligations of Client

2.3.1	Client Charges

In consideration of the Services provided by Compass, Client shall pay Compass Charges in the amounts and at the times set forth in the relevant Schedule.

2.3.2	Cooperation

Client shall not make any change in relation to the Index or to the Index Methodology without receiving the prior written approval of Compass, which may be withheld if such change does not comply with the BMR, AMF or other applicable regulatory requirements.

2.3.3	Further Obligations

Client agrees that, with the intention of creating a proper market in the Investment Products, at all times during the term hereof, it will:

(a)	have and maintain all necessary approvals, consents and authorizations in relation to the Investment Products and comply with all applicable Laws, which apply to the issue of, trading of, marketing, distribution and/or offering the Investment Products;

(b)	not hold out any advice or recommendation to any person concerning any investment in the Investments Products as being from Compass;

(c)	solely be responsible for and shall ensure that any documents prepared and/or used by it for the purposes of marketing, distributing and/or offering the Investment Products are in a suitable format for any investor to which it gives or shows the documents and that such documents contain (i) all risk warnings, disclaimers and disclosure that are necessary or advisable in relation to the nature of the investor or under any legal or regulatory requirements or custom and practice applicable in relation to any distribution, offer or on-sale of the Investment Products and (ii) statements to the effect that Client is solely responsible for the documents and any investor in the Investment Products will purchase the Investment Products from it and not from Compass.

2.4	Charges, Invoicing, Payments and Taxes

2.4.1	Currency

Unless otherwise agreed in a Schedule, Charges and the respective invoices are denominated in Swiss Francs (CHF).

2.4.2	Modification of Charges

Unless otherwise agreed in a Schedule, Compass may modify the Charges payable under a Schedule at the end of the Initial Term and each Renewal Term by providing Client sixty (60) days prior written notice of such modification. If Client objects to such modification, Client shall have the right to terminate the respective Schedule by providing Compass written notice of termination within forty-five (45) days of receipt of notification of the modification.

2.4.3	Invoicing and Payment Terms

Unless otherwise agreed in a Schedule, Charges are invoiced on a quarterly basis and are payable in full within thirty (30) days after receipt of the relevant invoice.

2.4.4	Taxes

Unless otherwise agreed in a Schedule, all Charges shall be exclusive of value added tax assessed on the provision of the Services to Client, and Client shall be responsible for the payment of such value added tax in the country in which the Services are provided. Compass shall be responsible for the payment of all duties, taxes, and other charges (excluding value added tax) levied upon signing and/or performance of this Framework Agreement or the relevant Schedule.

2.4.5	Intellectual Property

The ownership of the Intellectual Property in relation to an Index (if any) is owned exclusively by the Client. Unless otherwise specifically agreed in the relevant Schedule, Client acknowledges and agrees that Compass exclusively owns all Intellectual Property with respect to the know-how and the technology used in providing the Services.

Nothing herein shall transfer, assign, license or otherwise grant Compass any rights or interests in Client’s or Source’s intellectual property rights and vice-versa.

2.4.6	Third Party Approvals

Client shall be solely responsible for obtaining, maintaining, paying and complying with, at its own cost, all consents, agreements and/or licenses in relation to Third Party Data and/or to any Index Data required by Compass in its own name for the performance of the Services hereunder. The Parties shall mutually agree on the contractual set up of all such consents, agreements and/or licenses with Third Party Data providers including the exchanges in order to guarantee to Compass unrestricted and continuous access to input of required Third Party Data.

Client shall be liable to Compass for, and shall hold it harmless from, any Liabilities (as defined in section 2.7.1 below) resulting from or arising out of a third-party claim in relation to the failure of Client to secure such consents, agreements and/or licenses under this Section 2.4.6.

2.5	Disclaimer of Warranties

Client acknowledges that, except as otherwise set forth in this Framework Agreement or any Schedule, Compass does not make any warranties, express or implied, to Client or Client’s customers with respect to the Services, including, without limitation: (i) any warranties with respect to the timeliness, sequence, accuracy, completeness, currentness, merchantability, quality or fitness for a particular purpose of the Services and in particular the Index Data including without limitation End-of-Day Data and Real-Time Data, or (ii) any warranties as to the results to be obtained by Client or Client’s customers or any other person or entity using the Services and in particular the Index Data.

2.6	Confidentiality

2.6.1	Confidential Information

Each Party shall treat as confidential

(a)	any information, documentation or other materials that are marked as “Confidential” by the providing Party or which, given the circumstances of disclosure, ought reasonably to be considered as confidential;

(b)	information concerning the Index Methodology or the technology used by Compass in providing the Services; and

(c)	the terms and conditions of this Framework Agreement and any Schedules executed hereunder (collectively the “Confidential Information”).

Each Party shall not, directly or indirectly, disclose in any manner whatsoever, in whole or in part, any of the other Party’s Confidential Information to third parties without the other Party’s prior written consent. Each Party shall refrain from using Confidential Information for any purpose whatsoever other than in relation to the Framework Agreement without the prior written consent of the disclosing Party.

2.6.2	Exceptions

Confidential Information shall not include

(a)	information which is publicly available at the time of disclosure other than as a result of a breach of this Framework Agreement by the receiving Party or later becomes available to the public through no fault of the receiving Party;

(b)	information that is lawfully in the receiving Party’s possession on a non-confidential basis prior to and at the time of its disclosure and which the receiving Party can prove; or

(c)	information that the receiving Party can prove it has developed, or subsequently develops, without reliance upon the Confidential Information.

2.6.3	Compelled Disclosure

In the event that the receiving Party is legally compelled to disclose any of the Confidential Information, or the request for disclosure is pursuant to a court decision, governmental order, or requirement from regulatory bodies, it will provide the disclosing Party with prompt written notice of any such request, to the extent that it is entitled to do so by law.

The receiving Party shall be entitled to furnish only that portion of the Confidential Information which is legally required to be furnished and will exercise all reasonable efforts to draw attention to the required confidential treatment to be accorded to such Confidential Information.

2.6.4	Permitted Disclosure

Notwithstanding the above, the receiving Party may disclose Confidential Information to such of its shareholders, subsidiaries, directors, employees, agents, service providers, auditors or advisers (the “Related Parties”) which are directly involved in the performance of the Framework Agreement and which have a legitimate need to know the Confidential Information for the purpose of the performance of the Framework Agreement and shall procure that each of them complies with the obligation to keep such Confidential Information private and confidential and strictly observes the terms of this Section 2.6 or has a policy that requires the handling of all confidential information (including, but not limited to the Confidential Information) in a manner consistent with the obligations of the receiving Party hereunder.

2.7	Liability

2.7.1	Client’s liability

Client shall be liable to Compass for all direct losses, liabilities, costs, damages and expenses (including without limitation reasonable attorneys’ fees) (together referred to as “Liabilities”) incurred by Compass arising out of

(a)	any claim, action or proceeding brought by any third party against Compass which relates to the Investment Products or to the trading of the Investment Products by the Client and that are caused (through any act or omission) by the Client, any of its representatives, agents, directors and/or employees, or

(b)	any use of a Service in breach of the terms and conditions of the Framework Agreement or relevant Schedule.

2.7.2	Compass’s liability

Compass shall be liable to Client for all Liabilities incurred by Client arising as a result of a breach by Compass of its obligations under the Framework Agreement or a relevant Schedule.

For the avoidance of doubt, and except in the case of gross negligence or wilful misconduct by Compass, Compass shall not be liable to Client for any incapacity to perform the Services, error or inaccuracy resulting from interruption, inaccessibility for any reason whatsoever or error affecting Third Party Data or Source. Compass agrees to use reasonable efforts to mitigate the effects of any disruption to the Services.

2.7.3	Consequential damages

In no circumstances shall either Party be liable to the other Party under this Section 2.7 for any indirect, incidental, special, consequential or punitive damages of any nature whatsoever, including, but not limited to, lost profits or loss of business.

2.8	Term and Termination

2.8.1	Initial term and Ordinary Termination of the Frame work Agreement

The initial term of this Framework Agreement shall commence on the Effective Date and shall remain in effect for a period of three (3) years from the issuance by Client of the first Investment Product (the “Initial Term”).

Thereafter, the Framework Agreement shall automatically renew for successive periods of three (3) years (each a “Renewal Term”), unless terminated by either Party by giving written notice to the other Party at least six (6) months prior to the last day of the Initial Term or any such Renewal Term as the case may be.

2.8.2	Pro visions after termination

Sections 2.6 “Confidentiality” and 2.7 “Liability” shall survive the termination of the Framework Agreement.

2.8.3	Ordinary Termination of a Schedule

A Schedule will enter into force upon signature by both Parties as from the date set forth in the relevant Schedule (the “Commencement Date”), and - unless otherwise agreed in the respective Schedule - shall remain in effect for a period of five years from the issuance by Client of the first Investment Product under the relevant Schedule (the “Initial Term”).

Thereafter, a Schedule shall automatically renew for successive periods of five (5) year (each a “Renewal Term”), unless (i) at such renewal date the Framework Agreement has been terminated in accordance with section 2.8.1 above, or (ii) unless terminated by either Party by giving written notice to the other Party at least six (6) months prior to the last day of the Initial Term or any such Renewal Term as the case may be.

2.8.4	Extraordinary Termination (Material Breach)

In case of a material breach of this Framework Agreement or of a Schedule by either Party, the non-breaching Party may terminate the affected Schedule(s) and the Framework Agreement. Such termination shall be effective ninety (90) days after receipt of a written notice thereof to the breaching Party, unless the breaching Party cures such breach within such ninety-day period.

2.8.5	Other reasons for Extraordinary Termination (Source)

Compass may extraordinarily terminate a Schedule at any time if any exchange or other Source (i) ceases to provide to Compass the data necessary for the performance of the Services, (ii) terminates Compass’s right to receive data in the form of a “feed” from such Source, or (iii) materially restricts Compass’s rights to redistribute data received from such Source.

2.8.6	Liquidation, Bankruptcy etc.

Subject to applicable law, in the event of liquidation (forced or voluntary) affecting a Party, with the exception of dissolution purely for reorganization purposes, in the event of bankruptcy or a request for a moratorium affecting a Party, or if some or all assets of a Party become subject to receivership proceedings, the Framework Agreement and all Schedules may be terminated by the other Party in writing without observing a notice period and without further prerequisites.

ARTICLE 3.	MISCELLANEOUS

3.1	Assignment of Rights and Obligations

Neither this Framework Agreement, any Schedule, nor any interest or obligations thereunder may be transferred or assigned without the prior written consent of the other Party.

3.2	Amendments

No amendment, modification or waiver in respect of this Framework Agreement and any Schedules will be effective unless in writing and duly executed by each of the Parties.

3.3	Contacts and Communications

3.3.1	Contacts

The contacts described in the relevant Schedule will be available to the other Party during normal business hours at their location. They will be duly authorized to make or provide decisions concerning day-to-day business. Notifications, declarations and queries (hereinafter referred to as “Notifications”) are to be sent to these contacts, and - unless otherwise agreed - all work results must be delivered to them.

3.3.2	Changing Contacts

Either Party may appoint a new contact person at any time if it notifies the other Party thereof in good time.

3.3.3	Notification

Notifications are to be submitted in writing or by e-mail. Termination notices must be submitted in writing by courier with acknowledgement of receipt. Notifications sent to the correct addressee(s) shall be deemed properly delivered on the proven date of delivery.

3.4	Severability Clause

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

3.5	Relationship between Parties

None of the agreements entered into under this Framework Agreement or a Schedule counts as or constitutes a joint venture, a partnership or an employment contract between the Parties or their employees. Irrespective of form or purpose, neither Party is authorized or empowered to obligate the other Party, to enter into a contract in the other Party’s name, or to create an obligation against the other Party.

3.6	No Third-Party Beneficiaries

This Framework Agreement and all Schedules are solely and exclusively for the benefit of the Parties hereto, and nothing therein, express or implied, is intended to or shall confer on any other person or entity (including, without limitation, any third party who uses any of the Index as the basis of Investment Products), any rights, benefits or remedies of any nature whatsoever under or by reason of this Framework Agreement or any Schedule.

3.7	Governing Law and Jurisdiction

3.7.1	Governing Law

This Framework Agreement, the Schedules and any dispute or claim including non-contractual disputes or claims arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of Switzerland.

3.7.2	Exclusive Jurisdiction

Each party irrevocably agrees that the courts of the canton of Vaud (Switzerland) shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Framework Agreement, the Schedules or its subject matter or formation.

COMPASS FINANCIAL TECHNOLOGIES SA	COINSHARES (HOLDINGS) LIMITED

Guillaume Le Fur, Director	Jean-Marie Mognetti:
Director

Annex 1 - Schedule Template

This Schedule No [●] is entered into on [●] 2019 (the “Schedule Effective Date”)

between

COMPASS FINANCIAL TECHNOLOGIES SA, a public limited company (société anonyme) organised under the laws of Switzerland, with a registered capital of CHF 105,264 whose registered office is Chemin de Mornex 6, 1003 Lausanne, SWITZERLAND, registered under number CHE-241.964.304 with the Vaud Commercial Register, hereafter referred to as “Compass”

and

COINSHARES (HOLDINGS) LIMITED, a limited company, whose registered office is at 3rd Floor, 2 Hill Street, St Helier Jersey JE2 4UA, Jersey, hereafter referred to as the “Client”)

(Compass and Client are each a “Party” and jointly the “Parties”)

This Schedule supplements and forms part of the Framework Agreement entered into between the Parties regarding design, calculation, dissemination, maintenance and administration of customised indices and benchmark indices. The Parties acknowledge that Framework Agreement is an integral part of this Schedule.

This Schedule is entered into in relation to the following Index:

-	(Ticker: TBC) with an End-of-Day Delivery

ARTICLE 1.	SCOPE AND DESCRIPTION OF SERVICES TO BE RENDERED

Tick the relevant Services to be provided by Compass:

(a)	[x]	Index Design
(b)	[x]	Index Calculation
(c)	[x]	Index Dissemination
(d)	[x]	Index Maintenance
(e)	[x]	Index Administration

1.1	Index Methodology, specification, schedule etc.

See information in the Client’s Index Rules.

1.2	Attribution and Disclaimers

Client shall insert the following attribution to Compass in connection with Client’s marketing of the Index in Client’s Index rulebooks, brochures and sales literature describing the Index, advertisements and on pages of any website of Client with respect to the Index: The Index” is administrated and calculated by COMPASS. COMPASS uses its best efforts to ensure that the Index is calculated correctly. Notwithstanding its obligations towards the issuer of the [Financial Product], COMPASS has no obligation to point out errors in the Index to third parties including without limitation to investors and/or financial intermediaries. The calculation, the publication and the dissemination of the Index by COMPASS does not constitute a recommendation by COMPASS to invest capital in the [Financial Product] nor does it in any way represent an assurance or opinion of COMPASS with regard to any investment therein. Purchasers of the [Financial Product] are made aware, and accept, that index calculations are based on large quantities of data provided by third parties and are thus susceptible to errors, interruptions and delays. This may result in errors, interruptions and delays in the Index which may have impact on the [Financial Product].”

1.3	Distribution Agent

Distribution Agent with respect to the Index is Bloomberg and Reuters. Further Distribution Agents can be appointed by amending this Schedule.

ARTICLE 2.	Charges

[TBC]

All amounts are excluding VAT.

ARTICLE 3.	Payment Terms

[TBC]

ARTICLE 4.	Contact Persons

The following persons are designated as contact persons:

CoinShares:

●	Michael Petch, Octagon Point, 5 Cheapside, EC2V 6AA, London, United Kingdom, +44 7577 628 384, mpetch@coinshares.co.uk

●	Jean-Marie Mognetti, 3rd Floor, 2 Hill Street, St Helier, Jersey JE2 4UA, +44 1534 513 135, jmognetti@globaladvisors.co.uk

Compass:

●	Guillaume Le Fur, Chemin de Mornex 6, 1003 Lausanne, Switzerland, +41 21 621 1372, guillaume.lefur@compass-ft.com

●	Edouard Mouton, Chemin de Mornex 6, 1003 Lausanne, Switzerland, +41 21 621 1325, edouard.mouton@compass-ft.com

ARTICLE 5	Billing Address

Compass will issue and send the invoices to the following billing address:

CoinShares (Holdings) Limited, 3rd Floor, 2 Hill Street, St Helier, Jersey JE2 4UA, Attention: Charles Butler

COMPASS FINANCIAL TECHNOLOGIES SA	COINSHARES (HOLDINGS) LIMITED

Guillaume Le Fur, Director	Jean-Marie Mognetti, Director

Schedule #12

Between

COMPASS FINANCIAL TECHNOLOGIES SA, a public limited company (société anonyme) organised unde the laws of Switzerland, with a registered capital of CHF 105,264 whose registered office is Chemin de Mornex 6, 1003 Lausanne, Switzerland, registered under number CHE-241.964.304 with the Vaud Commercial Register, hereafter referred to as the “Compass”

And

COINSHARES INTERNATIONAL LIMITED, a public limited company whose registered office is 2nd Floor, 2 Hill Street, St Helier Jersey JE2 4UA, Jersey, hereafter referred to as the “Client”

And

COINSHARES, CO., a private corporation whose registered office is 42 Broadway Suite 12-585, New York, NY 10004, hereafter referred to as “CoinShares Co”

(Compass, the Client and CoinShares Co are each a “Party” and jointly the “Parties”)

This Schedule supplements and forms part of the Framework Agreement entered into between the Parties regarding design, calculation, dissemination, maintenance and administration of customised indices and benchmark indices. The Parties acknowledge that Framework Agreement is an integral part of this Schedule and that all other provisions of the Framework Agreement shall remain in full force and effect.

Effective Date : September 24th, 2025

This Schedule is entered into in relation to the following CCRI indices usage:

-	Compass Crypto Reference Index 4pm New York XRP

-	Compass Crypto Reference Index 4pm New York Litecoin

-	Compass Crypto Reference Index 4pm New York Dogecoin

-	Compass Crypto Reference Index 4pm New York Solana

1.	Scope of Services/Description of the Services to Be Rendered

This schedule grants a licence of use the Compass Crypto Reference Indices described above for the purpose of the Coinshares US ETFs.

1.1	Index Methodology, specification, schedule etc. see information in the Client’s Index Rules.

1.2	Attribution and Disclaimers

Client shall insert the following attribution to Compass in connection with Client’s marketing of the Index in Client’s Index rulebooks, brochures and sales literature describing the Index, advertisements and on pages of any website of Client with respect to the Index: “The Compass Crypto Reference Indices are calculated by COMPASS FINANCIAL TECHNOLOGIES SA. COMPASS FINANCIAL TECHNOLOGIES SA uses its best efforts to ensure that the Indicative prices are calculated correctly. Notwithstanding its obligations towards the issuer of the [Financial Product], COMPASS FINANCIAL TECHNOLOGIES SA has no obligation to point out errors in the Index to third parties including without limitation to investors and/or financial intermediaries. The calculation, the publication and the dissemination of the Index by COMPASS FINANCIAL TECHNOLOGIES SA does not constitute a recommendation by COMPASS FINANCIAL TECHNOLOGIES SA to invest capital in the Financial Product nor does it in any way represent an assurance or opinion of COMPASS FINANCIAL TECHNOLOGIES SA with regard to any investment therein. Purchasers of the Financial Product are made aware, and accept, that index calculations are based on large quantities of data provided by third parties and are thus susceptible to errors, interruptions and delays. This may result in errors, interruptions and delays in the Index which may have impact on the Financial Product.”

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1.3	Distribution Agent

Distribution Agent with respect to the Indicatice Prices is Bloomberg. Further Distribution Agents can be appointed by amending this schedule under the conditions set out in Article 3.2 of the Framework Agreement

2.	Charges

Quarterly Fees:

●	For each digital asset product, 0.00375% (0.015% p.a.) of the aggregate average quarterly assets under management for the number of shares of each product.

3.	Payment Terms

The Quarterly Calculation, Maintenance, Dissemination and Administration shall be paid no later than 15 business days after the end of each quarter.

4.	Contact Persons

The following persons are designated as contact persons:

●	Client:

Romain Barrot , 3 Lombard Street, EC3V 9AA, London, United Kingdom, +44 20 3920 7970, rbarrot@coinshares.com

Jean-Marie Mognetti, 2nd Floor, 2 Hill Street, St Helier, Jersey JE2 4UA, +44 1534 513135, jmognetti@coinshares.com

●	Compass:

Edouard Mouton, Chemin de Mornex 6, 1003 Lausanne, Switzerland, Edouard.mouton@compass-ft.com, + 41 21 560 7621

Guillaume Le Fur, Chemin de Mornex 6, 1003 Lausanne, Switzerland, guillaume, lefur@compass-ft.com, + 41 21 560 7625

5.	Billing Address

Compass will issue and send the invoices in respect of this, Schedule 12, to the following billing address:

COINSHARES, CO., 42 Broadway Suite 12-585, New York, NY 10004

Attention: Daniel Roussev

Billing Email: droussev@coinshares.com copying payments@coinshares.com

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6.	Additional Terms Applicable to this Schedule only

Each of the Client, Compass and CoinShares Co. (an Affiliate of the Client) agree that any payment obligation of the Client (“Payment Obligation”) to make a payment in respect of a Charge or any other amount to Compass under the Framework Agreement (including clause 2.3.1. of the Agreement and/or this Schedule), solely in connection with this Schedule, shall be satisfied by CoinShares Co. directly, and any such payment by CoinShares Co. to Compass shall be deemed for all purposes to discharge the Client validly and fully from any such Payment Obligation. Accordingly, CoinShares Co. is a party to this Schedule with respect to the Payment Obligations. All other obligations of the Client (that are not Payment Obligations, as defined in this Schedule) shall remain the obligations of the Client.

Each of the Parties agree that CoinShares Co. falls within the definition of “Related Parties” as defined in the Framework Agreement.

COMPASS FINANCIAL TECHNOLOGIES SA	COINSHARES INTERNATIONAL LIMITED

Guillaume Le Fur, Director	Jean-Marie Mognetti, Director

COINSHARES CO.

Charles Butler, Director

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